Affidavits

Sworn Statements by Former AIGI Employees

Larry Swift is an Accountant and Computer Systems Administrator employed by Adair International Oil & Gas, Inc. as the Assistant Controller and Network Administrator for the period October 15, 2000 to October 3, 2001. Presented below are Mr. Swift's sworn statements explaining many of the current AIGI management activities that are of interest to AIGI shareholders.

Stock Scams and SEC and IRS Violations

Accidental Contact with Merrill Lynch Stockbroker Reveals Secret
AIGI Bank Account

Verbal Threats Directed at Former AIGI Employees
Fraudulent Work Permit and Visa Application Submitted by Jalal
Alghani
Personal Threats Received by Larry Swift
Source of SCORE Evidence
Self Incrimination by John W. Adair and Jalal Alghani
Accounting staff had no control over Corporate Cash Flow and Stock
Transactions
Bolivian Gold Mining Project Evidence
John W. Adair and Jalal Alghani Double Their Salaries
Richard G. Boyce is a Geologist/Geophysicist and former President of Adair Exploration, Inc. and Adair Yemen Exploration, Ltd, wholly owned subsidiaries of Adair International Oil and Gas, Inc. Mr. Boyce resigned both positions with AIGI in June 2001. Presented below are Mr. Boyce's sworn statements:

Yemen Block 20 Default
Source of Evidence

Stock Issued But Never Received